Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS

▪	Revenues of $255.2 million for the second quarter 2009
▪	Second quarter 2009 diluted EPS of $0.19
▪	First half 2009 cash from operations improved 19% from the prior year period

BRISTOL, Conn., August 3, 2009 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the second quarter 2009.  The Company reported income from continuing operations of $10.4 million, or $0.19 per diluted share, compared to $35.3 million, or $0.61 per diluted share in the prior year period.  Barnes Group’s second quarter 2009 sales totaled $255.2 million, down 33 percent from $378.9 million in the second quarter of 2008.  Barnes Group’s first half 2009 cash from operations of $47.9 million improved 19% over the prior year period level of $40.2 million.

($ millions; except	Three months ended June 30,					Six months ended June 30,
per share data)	2009	2008	Change			2009	2008	Change
Net Sales	$255.2	$378.9	($123.7)	(32.6)%		$517.4	$762.9	($245.6)	(32.2)%
Operating Income	$14.1	$51.0	($36.9)	(72.3)%		$34.6	$102.6	($68.0)	(66.3)%
% of Sales	5.5%	13.5%	-	(8.0)	pts.	6.7%	13.4%	-	(6.7)	pts.
Income from Continuing Operations	$10.4	$35.3	($24.8)	(70.4)%		$21.9	$69.0	($47.1)	(68.2)%
% of Sales	4.1%	9.3%	-	(5.2)	pts.	4.2%	9.0%	-	4.8	pts.
Net Income	$10.4	$33.5	($23.1)	(68.8)%		$21.9	$65.9	($44.0)	(66.8)%
% of Sales	4.1%	8.8%	-	(4.7)	pts.	4.2%	8.6%	-	(4.4)	pts.

Income from Continuing Operations Per Diluted Share	$0.19	$0.61	($0.42)	(68.9)%		$0.41	$1.21	($0.80)	(66.1)%

Net Income Per Diluted Share	$0.19	$0.58	($0.39)	(67.2)%		$0.41	$1.16	($0.75)	(64.7)%

“The continued economic weakness throughout the second quarter had a substantial impact on our businesses, particularly our transportation and industrial manufacturing businesses,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “As we have done since the beginning of the economic downturn, we continue to focus on managing our business prudently by adjusting our cost structure, driving increased productivity in our core processes, and maximizing cash flow generation.  While we have been adjusting to the economic realities we have also been investing in our processes and strategies to generate momentum and opportunities to succeed for the eventual improvement in customer demand for our products and services.  We remain confident that the strategic and proactive cost measures we have taken, combined with the Barnes Enterprise System principles, position us for long-term growth.

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“In addition, we continue to make progress in strengthening our balance sheet through debt reductions driven by working capital improvements.  Our focus on working capital management led to the generation of cash from operating activities in the first half of 2009 of $47.9 million.  Our ability to generate cash, control and reduce costs, and streamline operations has proven invaluable as we navigate today’s economy while positioning our company to maximize its potential when the economy improves.” Milzcik added.

Logistics and Manufacturing Services
•
Second quarter 2009 sales at Logistics and Manufacturing Services were $136.6 million, down 27 percent from $186.4 million in the same period last year.  The decline in sales was driven by declines across all end markets and throughout North America and Europe.  Foreign exchange negatively impacted sales by $6.3 million in the second quarter.

•
Operating profit was $12.5 million, compared with $24.6 million in the second quarter of 2008.  Operating profit was driven lower primarily by the reduced sales volumes in each of the businesses as a result of the current macroeconomic conditions on our end-markets.  Profitability pressures were partially offset by the positive impact of operational and productivity actions implemented in 2008 and through the first half of 2009.

Precision Components
•
Second quarter 2009 sales at Precision Components were $120.3 million, down 39 percent from $195.7 million in the same period last year.  The world-wide industrial manufacturing businesses reported significant sales declines primarily resulting from the overall global recession and were severely impacted by its effect on the transportation industry.  The aerospace original equipment manufacturing business experienced year-over-year sales declines due to reductions in customer inventory and production levels primarily due to lower activity for the GE90 engine related to the Boeing 777 aircraft.  Foreign exchange adversely affected sales by $4.0 million in the second quarter.

•
Operating profit for the second quarter of 2009 was $1.7 million, compared with $26.4 million in the second quarter of 2008.  The profit impact of lower sales volumes was partially offset by the benefits of cost reduction actions, including personnel reductions and plant consolidations, taken in 2008 and through the first half of 2009.

Additional Information
•
Other Income, net of other expenses, increased $2.0 million in the second quarter of 2009 compared to the same period of 2008 primarily as a result of a $2.3 million gain on the repurchase of certain convertible notes.

•
The Company’s effective tax rate from continuing operations for the first half of 2009 was 8.9 percent, as compared to the first quarter 2009 rate of 18.7 percent.  The decrease in the effective tax rate resulted in a benefit of $0.5 million for the second quarter of 2009.  Changes in the Company’s tax rate are largely based on the projected mix of income between taxing jurisdictions.

Conference Call
The Company will conduct a conference call with investors to discuss second quarter 2009 results at 8:30 a.m. EDT today, August 3, 2009.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, 5,000 dedicated employees at more than

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60 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126
###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% Change	2009	2008	% Change

Net sales	$255,201	$378,910	(32.6)	$517,352	$762,909	(32.2)

Cost of sales	165,712	232,279	(28.7)	332,878	469,550	(29.1)
Selling and administrative expenses	75,343	95,621	(21.2)	149,871	190,757	(21.4)

	241,055	327,900	(26.5)	482,749	660,307	(26.9)

Operating income	14,146	51,010	(72.3)	34,603	102,602	(66.3)

Operating margin	5.5%	13.5%		6.7%	13.4%

Other income	2,501	105	NM	2,659	302	NM

Interest expense	6,004	6,847	(12.3)	11,941	13,850	(13.8)
Other expenses	686	284	NM	1,263	2,186	(42.2)

Income from continuing operations
before income taxes	9,957	43,984	(77.4)	24,058	86,868	(72.3)

Income taxes (benefit)	(490)	8,712	NM	2,152	17,883	(88.0)

Income from continuing operations	10,447	35,272	(70.4)	21,906	68,985	(68.2)

Loss from discontinued operations, net of taxes	- -	(1,747)	NM	- -	(3,100)	NM

Net income	$10,447	$33,525	(68.8)	$21,906	$65,885	(66.8)

Common Dividends	$8,493	$8,693	(2.3)	$16,863	$16,273	3.6

Per common share:
Basic:
Income from continuing operations	$0.20	$0.65	(69.2)	$0.41	$1.28	(68.0)

Loss from discontinued operations, net of taxes	- -	(0.03)	NM	- -	(0.06)	NM

Net income	$0.20	$0.62	(67.7)	$0.41	$1.22	(66.4)

Diluted:
Income from continuing operations	$0.19	$0.61	(68.9)	$0.41	$1.21	(66.1)

Loss from discontinued operations, net of taxes	- -	(0.03)	NM	- -	(0.05)	NM

Net income	$0.19	$0.58	(67.2)	$0.41	$1.16	(64.7)

Dividends	$0.16	$0.16	- -	$0.32	$0.30	6.7

Average common shares outstanding:
Basic	53,377,592	54,294,170	(1.7)	53,058,524	54,210,884	(2.1)
Diluted	53,642,123	57,353,889	(6.5)	53,277,490	56,720,508	(6.1)

NM- not meaningful

Notes:
1) Results for 2008 have been adjusted to reflect discontinued operations and the change in the accounting for convertible debt.
2) 2009 second quarter Other Income included a pretax $2,288 gain on the purchase of certain convertible notes and income taxes included the related tax expense of $868.
3) 2008 year to date Other expenses included a pretax $1,237 transaction loss on the sale of Spectrum Plastics and income taxes included the related tax benefit of $394.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% Change	2009	2008	% Change

Net Sales

Logistics and Manufacturing Services	$136,565	$186,448	(26.8)	$279,237	$377,036	(25.9)

Precision Components	120,323	195,666	(38.5)	241,519	392,787	(38.5)

Intersegment sales	(1,687)	(3,204)	47.3	(3,404)	(6,914)	50.8

Total net sales	$255,201	$378,910	(32.6)	$517,352	$762,909	(32.2)

Operating profit

Logistics and Manufacturing Services	$12,455	$24,639	(49.5)	$26,906	$50,235	(46.4)

Precision Components	1,691	26,367	(93.6)	7,697	52,336	(85.3)

Total operating profit	14,146	51,006	(72.3)	34,603	102,571	(66.3)

Interest income	159	89	77.5	317	278	14.1

Interest expense	(6,004)	(6,847)	(12.3)	(11,941)	(13,850)	(13.8)

Other income (expense), net	1,656	(264)	NM	1,079	(2,131)	NM

Income from continuing
operations before income taxes	$9,957	$43,984	(77.4)	$24,058	$86,868	(72.3)

NM- not meaningful

Notes:
1) Results for 2008 have been adjusted to reflect discontinued operations and the change in the accounting for convertible debt.
2) 2009 second quarter Other income (expense), net included a $2,288 gain on the purchase of certain convertible debt.
3) 2008 year-to-date Other income (expense), net included a $1,237 transaction loss on the sale of Spectrum Plastics.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	June 30,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$16,122	$20,958
Accounts receivable	193,434	173,215
Inventories	206,025	240,805
Deferred income taxes	26,081	27,650
Prepaid expenses and other current assets	15,223	14,881

Total current assets	456,885	477,509

Deferred income taxes	31,033	31,133
Property, plant and equipment, net	236,159	235,035
Goodwill	364,791	361,930
Other intangible assets, net	310,083	316,817
Other assets	13,970	12,931

Total assets	$1,412,921	$1,435,355

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$3,791	$8,905
Accounts payable	78,121	80,495
Accrued liabilities	77,888	84,372
Long-term debt-current	15,394	15,386

Total current liabilities	175,194	189,158

Long-term debt	431,690	441,670
Accrued retirement benefits	141,875	164,796
Other liabilities	40,938	41,156

Stockholders' equity	623,224	598,575

Total liabilities and stockholders' equity	$1,412,921	$1,435,355

Note:
1) Results for 2008 have been adjusted to reflect discontinued operations and the change in the accounting for convertible debt.